Exhibit 15






Tucson Electric Power Company
220 West Sixth Street
Tucson, Arizona  85701

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Tucson Electric Power Company and subsidiaries (the Company) for the three-month and six-month periods ended June 30, 1996 and 1995, as indicated in our report dated July 26, 1996; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is
included in your Quarterly Report on Form   10-Q for the
quarter ended June 30, 1996, is incorporated by reference in Post-Effective Amendment No. 1 to Registration Statement No. 33-55732 of the Company on Form S-3, Registration Statement No. 33-58173 of UniSource Energy Corporation on Form S-4, and Registration Statements No. 33-56523, No. 33-57233 and No. 33-57231 of the Company on Form S-8.

We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



DELOITTE & TOUCHE LLP

Tucson, Arizona
August 8, 1996